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                                                                    EXHIBIT 99.1

FOR RELEASE:                                   CONTACT: KEVIN W. MCALEER
FEBRUARY 11, 1997                                       AMERICAN PAD & PAPER CO.
                                                        (972)733-6244

                                                        RICHARD E. NICOLAZZO
                                                        NICOLAZZO & ASSOCIATES
                                                        (617) 951-0000


           AMERICAN PAD & PAPER COMPLETES SHADE-ALLIED ACQUISITION,
                  ADDS MACHINE PAPERS AS FOURTH PRODUCT LINE

DALLAS, TX -- American Pad & Paper Co. (NYSE: AGP), a $600 million manufacturer of paper-based office products, today announced the completion of its acquisition of Shade-Allied, Inc., for $49.5 million, including transaction costs. Based in Green Bay, WI, with manufacturing facilities in four states, Shade-Allied's sales were approximately $90 million in 1996.

Announced in January, the acquisition, AP&P's seventh since 1992, expands the company's product lines of writing pads, filing materials and envelopes to include machine papers. Shade-Allied's line of machine papers included inkjet papers, printed formats, fine papers such as cotton content and laid papers, as well as continuous forms.

"The logic of the acquisition is obvious in the cross-channeling opportunities it creates," said Charles G. Hanson III, Chairman and CEO. "AP&P's customers purchased over $800 million of machine papers in 1996."

Hanson explained: "Key customers encouraged us to add machine papers and other paper products to our product offering. This is AP&P's second acquisition in six months and we anticipate more in 1997."

"Hanson added: "Our strategy is to focus on the giants who are consolidating the industry: Office Product Superstores such as Staples, Mass Marketers like Wal*Mart, National Contract Stationers such as Corporate Express and Paper Merchants like Unisource. We want to leverage our national distribution capabilities and offer them sole source procurement of paper-based office products. Acquiring Shade-Allied clearly strengthens our hand."

American Pad & Paper Co., which invented the legal pad in 1888,. is a leading manufacturer and marketer of paper-based office products in North America. The Company, with 22 US facilities, manufactures and distributes writing pads, file folders, envelopes and other office products."

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